Exhibit 10.33
First Amendment of Lease
     This first amendment of lease (“First Amendment”) is made and entered into this 31st day of January, 2007 by and between NMSBPCSLDHB, a California Limited Partnership (“Landlord”) and Packeteer, Inc., a Delaware corporation (“Tenant”) with reference to the following facts:
A.	Landlord and Tenant entered into that certain lease dated July 15, 2002 (“Lease”) pursuant to which the Landlord agreed to lease to Tenant approximately 69,015 square feet of space comprising the first and second floors of a three story building located at 10201 North De Anza Boulevard, Cupertino, California (“Original Premises”).

B.	Landlord and Tenant wish to amend the terms of the Lease so as to provide for 1) an extension of the term of the Lease for a period of seven years (“Extended Term”), 2) an expansion of the Original Premises to include the third floor (the new total square footage is approximately 104,990 square feet) (“Amended Premises”), 3) the tenant improvements to be performed by the Landlord relating to the Original Premises and later the “Amended Premises” and 4) two options to extend the Extended Term.

C.	Landlord warrants that the term of the third floor lease, currently in effect, is coterminous with the term of Tenant’s current lease term and that there are no options to extend the third floor lease beyond the current term.
     NOW THEREFORE, the parties do hereby agree to amend the Lease as follows:
Agreement
1.	Extended Term. The Extended Term will be for seven years commencing December 20, 2007 and terminating December 19, 2014 for the space described in paragraph 2 below.

2.	Amended Premises. That approximately 104,990 square feet comprising the entire three story building located at 10201 North De Anza Boulevard, Cupertino, California.

3.	Rent. The rent for the Amended Premises will be $1.98 per square foot modified net for the first year of the Extended Term with three percent (3%) annual rent escalations to follow.

4.	Operating Expenses. Effective at the commencement of the Extended Term, Tenant will be responsible for the cost of real property taxes, property insurance (fire and extended policy), janitorial and the cost of utilities. All other costs of the Amended Premises will be borne by the Landlord and will not be reimbursed by the Tenant.

5.	Tenant Improvements.
a.	Prior to January 31, 2007 Landlord, at Landlord’s sole expense, will perform the following work:
i)	Perform a full survey of the HVAC system that services the Amended Premises by a licensed mechanical contractor.

ii)	Clear the roof of debris and patch the roof where required.

iii)	Provide a new elevator technician.

iv)	Restore the freight elevator to good working condition.

v)	Fix the leak/leaks associated with the third floor balcony.
b.	Prior to February 15, 2007, Landlord, at Landlord’s sole expense, will start the immediately required repairs and replacements of the HVAC system as directed by the findings of the HVAC survey and will complete said work no later than March 15, 2007. Furthermore during the term of the Lease and the Extended Term, Landlord will be very proactive about all required repairs and replacements.

c.	As early as possible during the spring of 2007 but in no event later than May 31, 2007, Landlord will replace the entire roof of the Amended Premises.

d.	Within one week of Vocera vacating the third floor, Landlord will reset lobby elevators so that they open on all three floors and reset the freight elevator so that it services all three floors.

e.	Upon Vocera vacating the third floor, the tenant improvement schedule will be as follows:
i)	Landlord will restore the third floor to the floor plan shown in and attached as Exhibit “A”. Prior to commencing this restoration process Landlord will consult with Tenant to see if Tenant wants to retain any of the improvements marked for restoration. If Tenant does retain some of these improvements, Tenant will have no obligation to restore them at the expiration of Tenant’s Extended Term or any extensions to the Extended Term.

ii)	Once restoration is complete and all of Vocera’s cubicles have been removed, Landlord will clean all carpeted areas and replace carpet where necessary. No patching of carpet, if required, will be visible nor will there be a change of carpet mid-room. In addition Landlord will repaint all interior walls of the third floor.

iii)	Landlord will deliver the third floor to Tenant with all systems in good working order and condition, including but not limited to plumbing, electrical (including panels and outlets), sprinklers, lighting, ceiling tiles, window coverings and mechanical systems.

iv)	During the time Landlord is performing Landlord’s work on the third floor, as described in section 5 of the First Amendment, Landlord will not charge Tenant rent or operating expenses for the third floor. Following completion of Landlord’s work, Landlord will grant Tenant an additional three (3) months of free rent and no operating expenses for the third floor for Tenant’s installation of Tenant’s tenant improvements, cabling and fit up. As long as Tenant does not interfere with Landlord’s work on the third floor, Tenant may also utilize the period of time during which Landlord is performing Landlord’s work for Tenant’s tenant improvements.
f.	In the event Landlord does not perform all of the prior described tenant improvements within the time frames called for above, Tenant may contract with appropriate third parties to affect any tenant improvements not yet completed. Any monies paid by Tenant to these third parties will be credited against rent owed by Tenant to Landlord.
6.	Options to Extend. Tenant will have two (2) five (5) year options to extend the Extended Term on the same general terms and conditions of Section 35 in said Lease, at the then prevailing market rent.

7.	Parking. During the extended term Tenant shall be entitled to the exclusive use of all parking belonging to the Amended Premises.
All other terms of the Lease will remain unchanged.
Each individual signing this agreement warrants and represents that he or she has been authorized by the appropriate action of the party who he or she represents to enter into this agreement.
IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

Landlord:	Tenant:

NMSBPCSLDHB, a California limited partnership	Packeteer, Inc., a Delaware corporation

/s/ Bob Granum	/s/ David C. Yntema

By: Bob Granum	By: David C. Yntema

Its: General Partner	Its: Chief Financial Officer

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